Exhibit 99.1

For release:  December 28, 2012

Contact: Gerald Coggin, Senior VP of Corporate Relations

Phone: (615) 890-2020

NHC Announces Purchase of Six Health Care Centers from NHI and Extends Lease Through 2026

MURFREESBORO, Tenn. -- National HealthCare Corporation (NYSE MKT: NHC, NHC.PRA), one of the nation’s leading operators of skilled nursing and assisted living facilities, announced today the purchase of six skilled health care centers from National Health Investors (NHI).  The six centers, which are located in Columbia (2), Knoxville and Springfield, Tennessee, Madisonville, Kentucky and Rossville, Georgia, have been leased by NHC since 1991 and have a total of 650 beds. The purchase price is $21 million and the transaction will close on December 31, 2013.

In addition, the company also announced the extension of a master lease with NHI through December 31, 2026 for 38 skilled health care centers and three independent living centers. With the purchase of the six previously leased centers mentioned above, NHC’s lease payment will decrease by $2.95 million beginning in 2014.

“NHC is pleased to purchase these stable centers from NHI which we have operated for a number of years. This acquisition will result in lower lease cost and an increase in asset value for NHC”, stated Steve Flatt, President.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance.  The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following: liabilities and other claims asserted against us and patient care liabilities, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC's best judgment as of the date of this release.

About NHC

NHC affiliates operate for themselves and third parties 75 long-term health care centers with 9,460 beds. NHC affiliates also operate 37 homecare programs, six independent living centers and 17 assisted living communities. NHC’s other services include Alzheimer’s units, long-term care pharmacies, investment in hospice services, a rehabilitation services company, and providing management and accounting services to third parties. Other information about the company can be found on our web site at www.nhccare.com.